Exhibit 3.2

CERTIFICATE OF MERGER
OF

OMNICOMM SYSTEMS, INC., a Florida corporation

Into

CORAL DEVELOPMENT CORP., a Delaware corporation

The undersigned corporation

DOES HEREBY CERTIFY:

FIRST: The Name and state or jurisdiction of incorporation of each of the constituent corporations;

a.	OmniComm Systems, Inc., a Florida corporation
b.	Coral Development Corp., a Delaware corporation

SECOND: That an Agreement of Merger between the parties has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of s. 252 of the General Corporation Law of Delaware.

THIRD: The name of the surviving corporation of the merger is Coral Development Corp., which shall herewith be changed to OmniComm Systems, Inc., a Delaware corporation.

FOURTH: That the amendments or changes in the Certificate of Incorporation of Coral Development Corp., the surviving corporation, as are to be effected by the merger are as follows:

First Article is to be changed to read; The name of the Corporation is OmniComm Systems, Inc.

Second Article is to be changed to read: The address of the Registered Agent for the Company is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, state of Delaware, 19801. The name of the Agent at this address is the Corporation Trust Company.

FIFTH: An executed agreement of merger is on file of the surviving corporation which is located at 3250 Mary Street, Suite 307, Coconut Grove, Florida 33133.

SIXTH: A copy of the agreement of merger will be furnished without cost upon request of any stockholder of any constituent corporation.

SEVENTH: The authorized capital stock of OmniComm Systems, Inc., a Florida Corporation is 10,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value.

EIGTH; That this Certificate of Merger shall be effective on February 17, 1999.

Dated: February 15, 1999

Coral Development Corp.

By:	/s/ Peter S. Knezevich
Peter S. Knezevich, as Director, Chief Financial and Operating Officer